Exhibit 4.3
Description of the Registrant’s Securities Registered
Under Section 12 of the Securities Exchange Act of 1934
DESCRIPTION OF CAPITAL STOCK
The following summary of the material terms of the capital stock of Otelco Inc. (“Otelco,” “we,” or “our”) does not purport to be complete and is subject to and qualified in its entirety by reference to our amended and restated certificate of incorporation (the “certificate of incorporation”) and amended and restated by-laws (the “by-laws”), each of which is incorporated herein by reference and attached as an exhibit to our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission. For a more complete understanding of our capital stock, we encourage you to read carefully our certificate of incorporation and by-laws, each as may be further amended, and the applicable provisions of the laws of the state of Delaware.
Authorized and Outstanding Stock
Our certificate of incorporation authorizes the issuance of 10,250,000 shares, consisting of  (i) 10,000,000 shares of Class A common stock, with a par value of  $0.01 per share (“Class A Common Stock”) and (ii) 250,000 shares of Class B common stock, with a par value of  $0.01 per share (“Class B Common Stock” and together with the Class A Common Stock, “Common Stock”). No shares of Class B Common Stock are currently issued and outstanding.
Our outstanding shares of Common Stock are validly issued, fully paid and nonassessable.
Class A Common Stock
Dividend Rights
Subject to the limitations, if any, of any preferential dividend rights and the rights of the holders of Class B Common Stock to participate in dividends as described below, holders of our Class A Common Stock are entitled to receive dividends, if any, out of the funds legally available therefor, when and as declared by our board of directors. All dividends declared in respect of Class A Common Stock will be paid pro rata to the holders of Class A Common Stock.
For any dividend that is declared on Class A Common Stock that is payable in shares of Common Stock (or securities convertible into, or exercisable or exchangeable for Common Stock), the dividend payable to the holders of Class A Common Stock will be paid only in shares of Class A Common Stock (or securities convertible into, or exercisable or exchangeable for Class A Common Stock). Such dividend will be paid in the same number of shares (or faction thereof) on a per share basis of the Class A Common Stock.
Voting Rights
Each holder of Class A Common Stock is entitled to one vote for each share of Class A Common Stock held and is entitled to vote upon such matters and in such manner as is otherwise provided in our certificate of incorporation or as may be provided by applicable law. There is no provision for cumulative voting in our certificate of incorporation and our by-laws provide that no stockholder will be allowed to cumulate his, her or its votes with respect to the election of directors.
Transfer Agent and Registrar
The transfer agent and registrar for our Class A Common Stock is [Wells Fargo Shareowner Services].
Listing
Our Class A Common Stock is listed on the Nasdaq Stock Market LLC under the symbol “OTEL.”
Class B Common Stock
Dividend Rights
If we declare and pay any dividend on shares of Class A Common Stock, then holders of Class B Common Stock are entitled to receive, when and as declared by our board of directors, out of the funds legally available therefor, dividends in the same amount per share as the holders of Class A Common Stock. We may not declare and pay any dividend to the holders of Class A Common Stock unless we simultaneously declare and pay an equivalent per share dividend to the holders of Class B Common Stock. All dividends declared in respect of Class B Common Stock will be paid pro rata to the holders of Class B Common Stock.
For any dividend that is declared on Class B Common Stock that is payable in shares of Common Stock (or securities convertible into, or exercisable or exchangeable for Common Stock), the dividend payable to the holders of Class B Common Stock will be paid only in shares of Class B Common Stock (or securities convertible into, or exercisable or exchangeable for Class B Common Stock). Such dividend will be paid in the same number of shares (or faction thereof) on a per share basis of the Class B Common Stock.
Voting Rights
Except as otherwise required by applicable law or set forth in our certificate of incorporation, the holders of Class B Common Stock are not entitled to vote. Notwithstanding the foregoing, if and so long as any shares of Class B Common Stock are outstanding, we are prohibited from taking certain actions without the approval of the holders of at least a majority of the then outstanding shares of Class B Common Stock, given separately as a class, as set forth in our certificate of incorporation.
Liquidation Rights
Upon our liquidation, dissolution or winding up, our assets will be distributed to the holders of Common Stock on a pro rata basis.
Other Rights
Holders of Common Stock have no preemptive, subscription, redemption or conversion rights.
Certain Anti-Takeover Effects of our Certificate of Incorporation, By-laws and Delaware Law
Our certificate of incorporation, by-laws and the Delaware General Corporation Law (“DGCL”) contain provisions that may make it more difficult or expensive for a third party to acquire control of us without the approval of our board of directors. These provisions may delay, prevent or deter a merger, or other transaction that might otherwise result in our stockholders receiving a premium over the market price for their Common Stock. In addition, these provisions may cause our Common Stock to trade at a market price lower than it might absent such provisions.
Structure of Board of Directors
Each member of our board of directors is elected annually and serves until his or her successor is duly elected and qualified, or until such director’s earlier death, resignation or removal. Directors are elected by a plurality of the votes cast at the annual meeting. Any vacancies on the board of directors may be filled solely by the affirmative vote of a majority of the remaining members of the board of directors, even if less than a quorum, or, if no members of the board of directors remain, by a vote of the stockholders in accordance with our by-laws.
Stockholder Action and Special Meetings of Stockholders
Our certificate of incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. The annual meeting of stockholders for the election of directors, and for the transaction of such other business as may properly come before the meeting, will be held at such place, date and hour as will be fixed by the board of directors. Our by-laws provide that, except as otherwise required by law or our certificate of incorporation, special meetings of stockholders can only be called pursuant to a resolution adopted by a majority of the total number of directors then in office or by holders of at least a majority of the voting power of all outstanding shares of capital stock entitled to vote at such special meeting.

Stockholder Proposals and Director Nominations
Our by-laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to the board of directors. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder who is entitled to vote at the meeting, who has complied with the advance notice procedure and who was a stockholder of record at the time of such notice.
Director nominations and stockholder proposals that are late or that do not include all required information may be rejected. This could prevent stockholders from bringing certain matters before an annual meeting, including making nominations for directors.
Business Combinations
We are subject to Section 203 of the DGCL, which relates to business combinations with interested stockholders. Section 203 of the DGCL generally prohibits “business combinations”, including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an interested stockholder who beneficially owns 15% or more of a corporation’s voting stock, within three years after the person or entity becomes an interested stockholder, unless: (i) the board of directors of the target corporation has approved, before the acquisition time, either the business combination or the transaction that resulted in the person becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owns at least 85% of the corporation’s voting stock (excluding shares owned by directors who are officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer) or (iii) after the person or entity becomes an interested stockholder, the business combination is approved by the board of directors and authorized at a meeting of stockholders by the affirmative vote of at least 66-2∕3% of the outstanding voting stock now owned by the interested stockholder.
Amendments to By-laws
Our board of directors is permitted to make, repeal, alter, amend or rescind any or all of our by-laws without obtaining stockholder approval, in any manner not inconsistent with the DGCL or the certificate of incorporation.
Exclusive Forum
Our by-laws provide that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the certificate of incorporation or the by-laws or (iv) any action asserting a claim governed by the internal affairs doctrine, will be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware).
Limitation of Liability and Indemnification of Officers and Directors
The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for certain breaches of directors’ fiduciary duties as directors. Our certificate of incorporation contains a provision eliminating the personal liability of our directors to us or any of our stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by applicable law.
The by-laws generally provide that we must indemnify our officers, directors and employees and advance expenses to our officers and directors to the fullest extent permitted by the DGCL.
The by-laws also expressly authorize us to, and we do, carry directors’ and officers’ insurance for its officers, directors and certain employees for some liabilities.